EXHIBIT 99.1

Crosstex Completes Acquisition of Louisiana Intrastate Gas Company

DALLAS—(BUSINESS WIRE)—April 1, 2004—Crosstex Energy, L.P. (NasdaqNM:XTEX), a Texas-based midstream natural gas company, today announced that, through its wholly owned subsidiary Crosstex Louisiana Energy, L.P., the company has completed the previously-announced acquisition of the LIG Pipeline Company and its subsidiaries (LIG Inc., Louisiana Intrastate Gas Company, L.L.C., LIG Chemical Company, LIG Liquids Company, L.L.C. and Tuscaloosa Pipeline Company) from American Electric Power (NYSE:AEP) for $76.2 million.

The acquisition increases the company’s assets to approximately 4,500 miles of pipeline, 1.2 billion cubic feet per day of transported volumes and over 700 million cubic feet per day of processing capacity.

“This asset gives Crosstex a strategic presence all along the Gulf Coast, from South Texas to Mississippi while practically doubling our pipeline footprint,” said Barry E. Davis, president and chief executive officer of Crosstex. “We also acquired an operating team that will be a great addition to our intellectual capital and will help drive our growth in the Louisiana market.”

LIG, which is one of the largest intrastate pipelines in the state of Louisiana, consists of approximately 2000 miles of gas gathering and transmission systems located in 29 parishes extending from northwest and north-central Louisiana through the center of the state to south and southeast Louisiana. Current on-system market of approximately 580,000 mmbtu/d includes power plants, municipal gas systems, and industrial markets located principally in the industrial corridor between New Orleans and Baton Rouge. Processing plants owned by LIG give the system the capability to handle rich and lean gas supplies connected to the system. Connections to several interconnected pipelines and the Jefferson Island Storage facility provide access to additional system supply, providing significant system management flexibility.

About the Crosstex Energy Companies

Crosstex Energy, L.P. (the Partnership), a mid-stream natural gas company headquartered in Dallas, operates approximately 4,500 miles of pipeline, five processing plants, and over 50 natural gas amine treating plants. Crosstex currently provides services for over 1.5 BCF/day of natural gas.

Crosstex Energy Inc. (NasdaqNM:XTXI) owns five million limited partner units in the Partnership, the two percent general partner interest in the Partnership, and the Partnership’s incentive distribution rights. Additional information about Crosstex can be found at www.crosstexenergy.com.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

CONTACT:	Crosstex Energy, L.P.
Barry E. Davis or William W. Davis, Sr., 214-953-9500

SOURCE:	Crosstex Energy, L.P.